Exhibit 99

CACI Reports Record Third Quarter and Nine Months Results
Net Income Up 38% for the Quarter to $15.8 Million Revenue Up 30% for the Quarter to $288.4 Million Trailing Twelve Month Revenue Exceeds $1 Billion Company Increases Guidance for Fiscal Year 2004

ARLINGTON, Va., April 21, 2004/PRNewswire-FirstCall/ — CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its third fiscal quarter and nine months ending March 31, 2004. Net income for the third quarter of Fiscal Year 2004 (FY04) increased 38 percent, while revenue was up 30 percent compared to the third quarter of Fiscal Year 2003 (FY03). For the first nine months of FY04, net income was up 37 percent, while revenue was up 28 percent versus a year ago.

The increase in earnings and revenue in the quarter and for the first nine months of FY04 resulted from continuing growth in CACI’s systems integration, engineering services, and knowledge management offerings of its domestic operations. This growth is a result of the company’s strategic focus on national security, the global war on terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, deliver services, and conduct business.

Third Quarter Margin Increase Driven by Operational Efficiencies and Mix of Business

Net income for the third quarter of FY04 was $15.8 million, or $0.53 per diluted share, an increase of 38 percent over net income of $11.5 million, or $0.39 per diluted share, reported in the third quarter of FY03. Revenue for the quarter was $288.4 million, an increase of 30 percent over third quarter FY03 revenue of $222.0 million. Operating income in the quarter was $25.2 million, an increase of 41 percent over third quarter FY03 operating income of $17.9 million. For the third quarter, the operating margin increased to 8.7 percent from 8.0 percent a year earlier.

The increased operating margin was driven primarily by continued operational efficiencies and a favorable mix of business. The growth of the company’s operations, including recent acquisitions, continued to be driven by increased demand for mission-critical support for intelligence community customers, systems integration, engineering and logistics, and knowledge management support for the Department of Defense (DoD) and civilian agencies. Internal revenue growth for the company for the quarter was 11 percent.

Third Quarter Highlights

The following highlights occurred during the third fiscal quarter:
•	Contract awards for the quarter totaled approximately $395 million.
•	Operating cash flow for the quarter improved by $25.9 million.
•	Revenue from DoD customers increased 37 percent, driven primarily by higher demand from customers such as strategic and tactical organizations in the military intelligence community, the U.S. Army’s Intelligence and Security Command, the U.S. Navy’s Chief of Naval Aviation, and the Naval Surface Warfare Command.

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•	Federal civilian agency revenue grew 17 percent primarily from higher volumes of work for customers such as the Department of Justice, the Securities and Exchange Commission, and other federal civilian agencies.
•	The acquisition of CMS Information Services, Inc. (CMS), which closed on March 1, 2004, broadens CACI’s expertise in network solutions, financial management systems, and software engineering and integration.
•	The agreement to purchase the assets of the Defense and Intelligence Business Group of American Management Systems (AMS), with estimated revenue of $250 million in calendar year 2003, was announced.

Nine Months FY04 Results Continue to Reflect Increasing Profitability and Growth in Key Areas

Net income for the first nine months of FY04 was $43.0 million, or $1.44 per diluted share, an increase of 37 percent over net income of $31.4 million, or $1.07 per diluted share, reported for the first nine months of FY03. For the first nine months of FY04, revenue increased 28 percent, to $787.5 million, compared with $614.5 million reported in the same period of FY03. Operating income for the first nine months of FY04 was $69.0 million, up 40 percent over operating income of $49.3 million reported a year earlier. The operating margin in the first nine months of FY04 improved to 8.8 percent from 8.0 percent a year earlier. The higher operating margin was driven primarily by operational cost efficiencies, cost synergies associated with acquisitions, and a favorable mix of business.

Revenue growth was driven by increased demand from federal government customers, such as those noted in the third quarter above. Internal revenue growth was 12 percent for the first nine months of the company’s FY04.

Commentary

Commenting on the results, Dr. J.P. London, CACI’s Chairman, President, and Chief Executive Officer, said, “Our trailing twelve months revenue exceeded $1 billion for the first time in CACI’s history. We are extremely pleased to have surpassed this goal one year ahead of our original plan. Our third quarter results were driven by our focus on national priorities and the influx of mission critical work we have been experiencing since the beginning of this fiscal year. Worldwide, we continued to increase the number of CACI employees who directly support our clients. Over ten percent of our employees are located outside of the United States. We expanded our operating margins relative to last year. We saw our operating cash flow improve significantly. We announced contract awards with long-term clients as well as an award with new clients in the Social Security Administration as a result of our acquisition of CMS on March 1, 2004. Finally, we announced that we are working on the largest acquisition in CACI’s 42-year history: the purchase of the defense and intelligence business of American Management Systems, which will rapidly expand our presence in the Department of Defense and intelligence community going forward.”

Dr. London continued, “Looking ahead to the final quarter of our FY04, we anticipate a successful completion of the AMS transaction. Having had the opportunity to personally meet several of their key customers and a large number of their employees, we are very enthusiastic in welcoming them to the CACI team. The AMS transaction is a major step toward CACI’s stated goal of becoming a $2 billion enterprise by our Fiscal Year 2008, with increasing value to our shareholders. With our current revenue run rate and the AMS transaction in place, we anticipate that CACI’s Fiscal Year 2005 (FY05) revenue should approach $1.5 billion, and that we should be able to continue to enhance our profit margins. We believe that through the combination of our growing base of business and this transaction we can continue to deliver enhanced value to our clients and to our shareholders.”

Update on Purchase of Defense and Intelligence Business Group of American Management Systems

Progress has been made toward a near term closing of CACI’s acquisition of the Defense and Intelligence Group of AMS. Sufficient shares have been tendered to CGI, Inc. to ensure that CGI will acquire control of AMS, and CGI has extended its offer until late April in an effort to capture at least 90% of all shares outstanding. Both CACI and CGI have passed the Hart Scott Rodino regulatory hurdle without comment from regulators. The companies now are awaiting the close of the extended tender offer period and receipt of Exon-Florio approval before CACI’s acquisition can be closed.

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Company Guidance Increased for Remainder of FY04

The company also increased its guidance for its full year FY04, and issued updated guidance for its fourth fiscal quarter. This guidance excludes any revenue or income from the pending purchase of the Defense and Intelligence Business Group of AMS. The table below summarizes the guidance ranges for each of those periods and shows the change over the same periods in FY03:

(In millions except for earnings per share)	Q4’04	Change	Total FY’04	Change
Revenue	$295-$305	29%-33%	$1,083-$1,093	28%-30%
Net Income	$16.5-$17.1	24%-29%	$59.5-$60.1	33%-34%
Diluted earnings per share	$0.55-$0.57	22%-27%	$1.99-$2.01	31%-32%
Diluted weighted average shares	30.1		29.9

Investors are reminded that actual results may differ from these estimates for the reasons described at the end of this release.

Conference Call Information

The company has scheduled a conference call for 8:30 AM Eastern time Thursday, April 22nd, during which management will be making a brief presentation focusing on third quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at www.caci.comat the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, April 22nd, and can be accessed through CACI’s homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 7,600 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

Forward Looking Statements

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant’s UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.)

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and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company’s Securities and Exchange Commission filings.

For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com

(Financial tables follow)

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Summary Financial Tables

CACI International Inc Consolidated Statements of Operations (Amounts in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	3/31/2004 (Unaudited)	3/31/2003 (Unaudited)	3/31/2004 (Unaudited)	3/31/2003 (Unaudited)

Revenue	$288,411	$222,016	$787,507	$614,505
Costs and Expenses
Direct costs	179,440	139,427	488,729	380,038
Indirect costs and selling expenses	79,377	61,696	217,441	176,398
Depreciation and amortization	4,382	3,040	12,384	8,730

Operating expenses	263,199	204,163	718,554	565,166
Operating income	25,212	17,853	68,953	49,339
Interest income	(212)	(477)	(631)	(958)

Income before income taxes	25,424	18,330	69,584	50,297
Income taxes	9,662	6,872	26,592	18,863

Net income	$15,762	$11,458	$42,992	$31,434

Basic earnings per share	$0.54	$0.40	$1.48	$1.10

Diluted earnings per share	$0.53	$0.39	$1.44	$1.07

Weighted average shares used in per share computations:
Basic	29,126	28,718	29,022	28,620
Diluted	29,935	29,461	29,875	9,420

Statement of Operations Margin Data

	Quarter Ended		Nine Months Ended
	3/31/2004	3/31/2003	3/31/2004	3/31/2003

Gross profit margin	37.8%	37.2%	37.9%	38.2%
Operating profit margin	8.7%	8.0%	8.8%	8.0%
Net profit margin	5.5%	5.2%	5.5%	5.1%

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Summary Financial Tables (continued)

CACI International Inc Condensed Consolidated Balance Sheets (Amounts in thousands)

	3/31/2004	6/30/2003

	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$22,634	$73,735
Marketable securities	576	15,291
Accounts receivable, net
Billed	247,293	179,202
Unbilled	20,691	18,891

Total accounts receivable, net	267,984	198,093
Other current assets	11,693	10,791

Total current assets	302,887	297,910

Property and equipment, net	20,271	18,634
Goodwill & intangible assets, net	263,600	218,708
Other	36,359	26,798

Total assets	$623,117	$562,050

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$1,632	$4,558
Accounts payable	16,332	20,739
Accrued compensation & benefits	54,271	44,460
Other current liabilities	40,182	45,568

Total current liabilities	112,417	115,325

Notes payable, long-term	880	-
Postretirement obligations	23,017	14,619
Other long-term liabilities	8,545	10,571

Shareholders equity	478,258	421,535

Total liabilities & shareholders’ equity	$623,117	$562,050

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Summary Financial Tables (continued)

CACI International Inc Condensed Consolidated Statements of Cash Flows (Amounts in thousands)

	Nine Months Ended
	3/31/2004 (Unaudited)	3/31/2003 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,992	$31,434
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	12,384	8,730
Provision (benefit) for deferred income taxes	(3,173)	1,796
Changes in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(39,830)	(23,497)
Other current assets	(5,650)	(4,441)
Accounts payable and accrued expenses	(707)	13,578
Accrued compensation & benefits	6,142	3,559
Other current liabilities	(6,568)	2,944
Other liabilities	7,426	4,359

Net cash provided by operating activities	13,016	38,462

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property & equipment	(5,598)	(6,341)
Purchases of businesses, net of cash acquired	(79,014)	(55,357)
Proceeds from sales of marketable securities, net	15,228	4,753
Other assets	(2,133)	993

Net cash used in investing activities	(71,517)	(55,952)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under line-of-credit	-	(25,000)
Proceeds from stock options exercised	6,911	3,422
Net proceeds from stock purchase plans	2,416	-
Purchase of common stock for treasury	(3,667)	(105)

Net cash provided by (used in) financing activities	5,660	(21,683)

Effect of exchange rates on cash and equivalents	1,740	783

Net decrease in cash and equivalents	(51,101)	(38,390)
Cash and equivalents, beginning of period	73,735	131,049

Cash and equivalents, end of period	$22,634	$92,659

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Summary Financial Tables (continued)

Revenue by Customer Type

	Quarter Ended

(dollars in thousands)	3/31/2004		3/31/2003		$ Change	% Change

Department of Defense	$195,390	67.7%	$142,557	64.2%	$52,833	37.1%
Federal Civilian Agencies	74,092	25.7%	63,218	28.5%	10,874	17.2%
Commercial	14,739	5.1%	12,526	5.6%	2,213	17.7%
State and Local Government	4,190	1.5%	3,715	1.7%	475	12.8%

Total	$288,411	100.0%	$222,016	100.0%	$66,395	29.9%

	Nine Months Ended

(dollars in thousands)	3/31/2004		3/31/2003		$ Change	% Change

Department of Defense	$517,052	65.7%	$391,341	63.7%	$125,711	32.1%
Federal Civilian Agencies	218,837	27.8%	173,868	28.3%	44,969	25.9%
Commercial	39,417	5.0%	39,386	6.4%	31	0.1%
State and Local Government	12,201	1.5%	9,910	1.6%	2,291	23.1%

Total	$787,507	100.0%	$614,505	100.0%	$173,002	28.2%

SOURCE CACI International Inc
       -0-                                               04/21/2004
       /CONTACT: David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, Jody Brown, Senior Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
       /Web site: http://www.caci.com/
(CAI)

CO: CACI International Inc ST: Virginia IN: CPR NET ARO SU: ERN ERP CCA

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